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                        CONSENT OF INDEPENDENT AUDITORS

PaineWebber RMA Money Fund, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 9, 1994, appearing in the annual report to shareholders of Kidder, Peabody Cash Reserve Fund, Inc. for the year ended July 31, 1994, our report dated May 18, 1995, appearing in the annual report to shareholders of PaineWebber/Kidder, Peabody Premium Account Fund for the year ended March 31, 1995, and to the reference to us under the caption "Experts" appearing in the Prospectus/Proxy Statement, which is a part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
December 4, 1995